Exhibit 16

CHINYE & COMPANY, PA CERTIFIED PUBLIC ACCOUNTANTS
1525 NW 167TH Street — Suite 330 — Miami, Florida 33069
Tel: (305) 625-9464 – Fax: (305) 625-3434
Website: chinye.com – Email: info@chinye.com

July 29, 2004

Mr. Augustus A. Cervera, President
Jefferson Capital Interest, Inc.
4355 12th Street, NE
Naples, Florida 34120

Dear Mr. Cervera:

This letter is to confirm our firm’s agreement with the disclosures required by Regulation S-B, Section 228.304.

o	We confirm that there were no accounting/audit related disagreements with the Jefferson Capital Interest, Inc., or subsequent auditors.

o	Chinye & Company, CPA, PA was dismissed as auditors because the firm is not PCAOB approved; hence the firm’s audit report could not be used for SEC filings.

Please direct any comments regarding the above to my attention at the above address.

Very truly yours,

/s/ Tony Chinye

Tony Chinye, CPA